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                                                                  EXHIBIT 10.39

                              EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this "Agreement"), dated as of May 2000, between Adaytum, Inc. (the "Company"), a Delaware corporation, and Neal Bastick, (the "Employee"), a resident of the Netherlands, provides as follows:

WHEREAS, the Company seeks to employ the Employee, subject to the terms and conditions of this Agreement;

WHEREAS, the Employee seeks to obtain employment with the Company;

WHEREAS, the Employee and the Company are desirous of setting forth the terms and conditions of their employment relationship in this Agreement;

WHEREAS, at some point in the future, the Company's ownership may change, if the Company elects to convert from a privately held corporation to a publicly held corporation;

WHEREAS, the Company wants to provide certain key employees of the Company, including the Employee, with a higher level of job security than otherwise might exist, given the potential ownership changes at the Company;

WHEREAS, the Company believes that providing certain key employees of the Company, including the Employee, with a higher level of job security, will redound to the benefit of the Company;


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NOW, THEREFORE, the Company and the Employee, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, mutually agree and covenant as follows:

ARTICLE I. DEFINITIONS

The following terms shall have the meanings set forth below, unless the context clearly requires otherwise. Where appropriate, additional terms are defined elsewhere in this Agreement.

1.1 "Agreement" means this Employment Agreement, and any amendments hereto (mutually agreed upon by the parties, and set forth in writing).

1.2 "Base Salary" means the annual compensation payable to the Employee, as set forth at Paragraph 3.1 of this Agreement, and as modified periodically following the execution of this Agreement.

1.3 "Associated Company" means any company other than Adaytum, Inc. which is for the time being a subsidiary of the Adaytum Group (Adaytum KPS Software Limited, Insight Systems ApS, ET CETERA).

1.4      "Board" means the Board of Directors of the Company.

1.5      "Company" means Adaytum, Inc.


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1.6      "Confidential Information" means information that is proprietary to the
Company or proprietary to others and entrusted to the Company, whether or not trade secrets. Confidential Information includes information proprietary to the Company's clients, customers and business contacts, and entrusted to the Company. Confidential Information includes, but is not limited to, information relating to business plans and to business as conducted or anticipated to be conducted, and to past, current or anticipated products. Confidential
Information also includes, without limitation, information concerning research, development, purchasing, accounting, marketing, selling and services. All information that Employee has a reasonable basis to consider confidential is Confidential Information, whether or not originated by Employee and without regard to the manner in which Employee obtains access to this and any other proprietary information.

1.7      "Employee" means Neal Bastick.

1.8 "Plan" means any bonus or incentive compensation agreement, plan, program, policy or arrangement sponsored, maintained or contributed to by the Company, to which the Company is a party or under which employees of the Company are covered, including, without limitation, any stock option, restricted stock or any other equity-based compensation plan, annual or long-term incentive (bonus) plan, and any employee benefit plan, such as a profit sharing, medical, dental, disability, accident, life insurance, automobile allowance, perquisite, fringe benefit, personal time off, severance or any other agreement, plan, program, policy or arrangement intended to benefit employees or executive officers of the Company.


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1.9      "Inventions" means ideas, improvements and discoveries, whether or not such are patentable or copyrightable, and whether or not in writing or reduced to practice.

1.10 "Works of Authorship" means writings, drawings, software, semiconductor mask works, and any other works of authorship, whether or not such are copyrightable.

1.11 "Termination Period" means any period after which the Company has notified the Employee in writing that it is taking steps to dismiss the Employee either by application to the Cantonial Court or to the Regional Employment Office or otherwise and includes any notice period required to be given under clause [4.2].

ARTICLE II. EMPLOYMENT, REPRESENTATIONS, DUTIES, AND OBLIGATIONS.

2.1 TITLE/REPORTING RELATIONSHIP: The Company will employ the Employee in the capacity of Senior Managing Director, International. The Employee will report to the Company's Chief Executive Officer, Guy Haddleton. The Company, however, reserves the right to alter the Employee's title and/or modify the reporting relationship at any time in the future.

2.2 EMPLOYEE'S QUALIFICATIONS AND REPRESENTATIONS: The Employee warrants and confirms, as a condition of this Agreement and his employment with the Company, that the information previously provided to the Company and contained in any resume, CURRICULUM VITAE or other writing furnished by the Employee, as well as in any oral


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representations made by the Employee, regarding the Employee's qualifications
(including, but not limited to, educational background, degrees, job history, ET CETERA) were truthful, accurate, and not misleading. The Employee further warrants that he is free to enter into and perform this Agreement and that by doing so the Employee will not be in breach of any obligation to any third party, including, but not limited to, any former employer of Employee.

2.3 DUTIES: During his employment by the Company, the employee will be responsible for building a presence for Adaytum in international markets, through both direct and indirect channels. Furthermore, employee agrees to devote reasonable attention and time during normal business hours (9.00am to 17:30p.m, Monday to Friday) to the business and affairs of the Company, to the extent necessary to discharge the responsibilities assigned to Employee, and, to use Employee's best efforts to perform faithfully and efficiently such responsibilities.

During his employment with the Company, Employee shall:

(a) promptly and faithfully comply with all directions given by the Company;

(b) provide to the Company such information relating to its affairs as it may from time to time request; and,

(c) comply with the Company's policies and procedures; provided, that to the extent such policies and procedures are inconsistent with this Agreement, the provisions of this Agreement shall control.


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Further, during his employment with the Company, the Employee shall not:

(d) directly or indirectly, be in any manner engaged, concerned or interested in any other trade, business, profession or occupation whatsoever, except with the prior written consent of the Company's Chief Executive Officer and subject to any terms and conditions which the Chief Executive Officer imposes; and,

(e)      without the prior authority of the Chief Executive Officer;

         (i)      commit the Company to any contract exceeding $5,000;

         (ii) pledge the credit of the company or grant any security charge, lien or encumbrance over any or all of its assets;

         (iii) bind or purport to bind the Company in guaranteeing or acting as surety for the debt or liability of any other person;

         (iv) cause the Company to enter into any commitment, contract or arrangement otherwise than in the normal course of business or which is outside the scope of her normal duties or which is of an unusual onerous or long-term nature;


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2.4      TRAVEL: The Employee's initial place of employment is Schepenenstraat
23, 4902 BZ Oosterhout, The Netherlands. Employee shall travel both nationally and internationally as Employee's duties may reasonably demand.

2.5 CERTAIN PROPRIETARY INFORMATION: If Employee possesses any proprietary information of another person or entity as a result of a prior employment or other relationship, Employee shall honor any legal obligation that Employee has with that person or entity with respect to such proprietary information.

2.6 EFFECTIVE DATE OF EMPLOYMENT: Employee shall begin his employment with the Company on May 1, 2000.

ARTICLE III. COMPENSATION, BENEFITS, EXPENSES.

3.1 BASE SALARY: During the term of Employee's employment under this Agreement, the Company shall pay Employee a Base Salary at an annual rate of NLG 484,060, until such time that a higher annual rate is approved by the Chief Executive Officer. Such Base Salary will be paid in equal regular periodic payments in accordance with the Company's regular payroll practices. Whether in full from a Dutch BV or this total amount split as partial director's payments amongst the subsidiaries in combination with income from a Dutch BV. For the avoidance of doubt, the Base Salary includes a holiday allowance. If Employee's Base Salary is increased from time to time during Employee's employment under this Agreement, the increased amount shall become the Base Salary for the remainder of Employee's employment under this Agreement. Employee's Base Salary will be reviewed by the Company on at least an


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annual basis or as otherwise agreed between the Company and the Employee from time to time.

3.2 3.2 BONUS: In addition to Employee's other remuneration hereunder, the Employee may receive an annual bonus to be computed and paid by the Company in accordance with the Schedule attached hereto as Exhibit A. If the Employee's employment with the Company is terminated for any reason other than cause, the Employee may be eligible for a pro rata bonus corresponding to the number of months the Employee worked during the calendar year the employment relationship ended. The Company retains sole discretion to determine whether the Employee shall receive such a bonus. The Company will have no bonus obligation to the Employee following the calendar year in which the Employee's employment ended.

3.3 PENSION - The Company will make contributions of 5% of total annual earnings or such other amount as is agreed between the parties from time to time into such Netherlands state approved pension scheme as agreed between the Company and the Employee from time to time. The Company will increase the contribution to 6% of total annual earnings after 3 years of service and to 7% after 5 years of service.

3.4 HEALTH AND WELFARE INSURANCE: The Company shall pay the reasonable premiums in respect of health and welfare insurance expenses effected by or on behalf of the Employee, his spouse and unmarried dependant children below the age of 27, subject to the terms and conditions of such insurance from time to time.

3.5      CAR:


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3.5.1    The Company shall, for so long as the Employee continues to perform his duties, provide the Employee with a car of a size and type commensurate (in the opinion of the Company) with his position and remuneration for the time being. The Company shall tax and comprehensively insure the car and pay or reimburse against receipts, or other appropriate evidence, the costs of running, servicing and repairing the car. The Employee will be permitted to use the car for reasonable private journeys.

3.5.2    The Employee shall:

(a) take good care of the car and ensure that the provisions and conditions of any policy of insurance relating to it are observed;

(b) forthwith notify the Company and supply such information as the Company may request if the Employee is convicted of any road traffic offence or becomes involved in any accident involving the car;

(c) comply with all instructions given by the Company from time to time with regard to cars provided by the Company for the use of its staff; and

(d) return the car in a satisfactory condition to the Company as it may direct immediately upon termination of his employment.

3.6 PHONE: The Company will provide the Employee with a tri-band GSM mobile phone for business [and reasonable private] use.


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3.7      STOCK OPTIONS: Employee shall be entitled to receive 100,000 share options upon executing this Agreement. Employee's rights to these share options will be governed exclusively by the terms and conditions of the applicable Company stock option plans, subject to the following exception: the share options will vest over a three (3) year period (36,667 options per year), if the employment is terminated by the Company for any reason within the first twelve
(12) months of employment, no share options will be exercisable. If the Employee is terminated by the Company for any reason following his first twelve (12) months of employment, no additional share options will vest. If the Employee has worked for the Company for six (6) months, and the Company experiences a Change in Control (as defined in Paragraph (5.6.1) below, all outstanding share options shall vest immediately. If the Employee has worked for the Company for less than six (6) months at the time the Company experiences a Change in Control, the Employee will be entitled to vest the equivalent number of months corresponding to the number of full calendar months of service (e.g., the Employee has worked for two months when a Change in Control occurs, so the Employee would be entitled to vest two additional months of share options).

3.8 PERSONAL TIME OFF (PTO): The Company's PTO year runs from January 1st to December 31st and the Employee may take personal time off totalling twenty-five (25) working days in each PTO year (in addition to public holidays). For calendar year 2000, the Employee shall be eligible only for sixteen and a half (16.5) PTO days. Personal time off should be taken at such times convenient to the Company as may be agreed between Employee and the Company and in accordance with any policies as to personal time off from time to time established by the Company.


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(a)      ACCRUAL: PTO entitlement will accrue from month to month during each
PTO year and the entitlement to accrued PTO pay upon Termination will be in proportion to the period of employment during the year. Upon termination, the Employee shall reimburse the Company for PTO taken in excess of Employee's accrued entitlement.

(b) CARRY-FORWARD: The Employee may carry forward any unused PTO entitlement for two subsequent PTO years.

3.9 ILLNESS: If Employee is unable to perform Employee' s duties hereunder because of physical or mental illness, bodily injury or disease, the Company will pay sick pay of the minimum amount required by law or such other amount as the Company in its sole discretion decides.

3.10 BUSINESS EXPENSES: The Company shall reimburse the Employee (in accordance with the relevant policies established by the Company from time to time) for all travel, hotel and other out-of-pocket expenses properly and reasonably incurred and documented, exclusively for and in the course of performing Employee's duties.

ARTICLE IV. TERMINATION.

4.1 TERMINATION: As set forth elsewhere in this Agreement, depending on the circumstances of the termination of employment, the termination may not relieve the parties of some of their contractual obligations to each other. The question of whether


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specific obligations survive the termination of the employment relationship is addressed elsewhere in this Agreement.

4.2 Subject to subparagraphs 4.4, 4.5, 4.6 and 4.7 of this agreement, either party may terminate this Agreement by giving to the other one month's written notice or such other notice period as may be required by law.

4.3 During the Termination Period, whether notice is given by the Company or the Employee, the Company shall be under no obligation to assign any duties to the Employee and shall be entitled to exclude him from its premises, provided that this shall not affect the Employee's entitlement to receive his normal salary and other contractual benefits.

4.4 TERMINATION IN THE EVENT OF DEATH: The Company's obligations to the Employee pursuant to this Agreement shall terminate in the event of the Employee's death. Nothing in this Paragraph, however, shall supersede any obligations the Company may owe to the Employee's estate and/or family members, as specifically set forth in any of the health, benefit or insurance plans or programs in which the Employee is enrolled at the time of his death. Any vested options due to the Employee shall survive the Employee's death.

4.5 TERMINATION IN THE EVENT OF DISABILITY: Subject to any legal rights the Employee may have, the Company may give notice to the Employee pursuant to clause 4.2 of this Agreement to terminate this Agreement if the Employee becomes disabled.


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As used in this Paragraph, "disabled" means that the Employee cannot perform the essential functions of the job, with or without a reasonable accommodation.

4.5.1 "Disability" Defined: As used in this Agreement, "disability" or "disabled" means that the Employee has a mental or physical condition that renders him unable to perform the essential functions of his job, with or without reasonable accommodation, during ninety (90) or more days within any one hundred and eighty (180) day period.

4.6 TERMINATION FOR CAUSE: The Company's obligations to the Employee pursuant to this Agreement shall terminate immediately and without further compensation if the Board of Directors, or the Company's Chief Executive Officer, elects to terminate this Agreement for "cause" and notifies the Employee in writing of that decision. A termination for "cause" will affect the severance benefits for which the Employee otherwise may have been eligible, as set forth further below.

4.6.1 "Cause" Defined: As used in this Agreement, the word "cause" means the following:

(i) The Employee has engaged in willful and/or material misconduct, including, but not limited to, willful and material failure to perform the Employee's duties and responsibilities as an officer or employee of the Company;

(ii) The Employee has committed fraud, misappropriation or embezzlement, in connection with the Company's business, committed an act (or acts) of personal dishonesty relevant to the duties and responsibilities of the Employee, or committed any


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willful and deliberate misconduct that is materially and/or demonstrably injurious to the Company;

(iii) The Employee has been convicted of or has pleaded NOLO CONTENDERE to criminal misconduct (exclusive of any misdemeanour offences); and,

(iv) The Employee has breached his obligations to the Company as set forth in this Agreement.

4.7 TERMINATION AS A RESULT OF A CHANGE IN CONTROL: If a Change in Control shall occur and (a) if, following the change in control, the Employee is terminated by the Company pursuant to Paragraphs 4.2 or 4.5 above; or, (b) if, following the change in control, the Employee's job responsibilities and/or duties are altered in a material manner, resulting in the Employee voluntarily giving notice to terminate his employment relationship within three (3) months of the change in control, the Employee will be eligible for the severance benefits set forth below.

4.7.1 "Change in Control" Defined: A "change in control" shall mean any of the following:

(i)      a sale of all or substantially all of the assets of the Company;

(ii) the acquisition of the securities of the Company, representing more than fifty (50) percent of the combined voting power of the Company's then outstanding securities by any person or group of persons;


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(iii)    a consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's outstanding capital stock are converted into cash, securities or other property, other than a consolidation or merger of the Company in which Company shareholders immediately prior to the consolidation or merger have the same proportionate ownership of voting capital stock of the surviving corporation immediately after the consolidation or merger;

(iv) in the event that the shares of the voting capital stock of the Company are traded on an established securities market: a public announcement that any person has acquired or has the right to acquire beneficial ownership of securities of the Company representing more than fifty (50) percent of the combined voting power of the Company's then outstanding securities, and for this purpose the terms "person" and "beneficial ownership" shall have the meanings provided in Section 13(d) of the Securities and Exchange Act of 1934, as amended, or the commencement of or public announcement of an intention to make a tender offer or exchange offer for securities of the Company representing more than fifty (50) percent of the combined voting power of the Company's then outstanding securities; and,

(v) the Board of Directors of the Company, in its sole discretion, determines that there has been a sufficient change in the share ownership of the Company to constitute a change of effective ownership or control of the Company.

4.8 TERMINATION BY THE EMPLOYEE: The Company's obligations to the Employee pursuant to this Agreement shall terminate if the Employee elects to terminate this


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Agreement and notifies the Company in writing of such election in accordance with clause [4.2]. A termination decision by the Employee will affect the severance benefits for which the Employee otherwise may have been eligible, as set forth further below.

ARTICLE V. SEVERANCE COMPENSATION AND BENEFITS.

5.1 SEVERANCE PAYMENTS: If applicable, all severance payments as outlined in Paragraphs 5.2 - 5.4 will be payable to the Employee within 60 days of execution of a general release as outlined in Paragraph 5.6.

5.2      TERMINATION WITHOUT CAUSE: Subject to the qualifications of Paragraphs
5.5 and 5.6 below, if the Company terminates this Agreement without cause, the Employee shall be entitled to receive six (6) months of his base salary and benefits (exclusive of any stock options). If, however, following a Change in Control, the Company terminates the Employee's employment within one (1) year of the Change in Control, the Employee shall be entitled to receive twelve (12) months of his base salary and benefits (exclusive of any stock options). Regardless of whether there has been a Change in Control, after twenty-four (24) months of employment with the Company, the severance benefits set forth in this Paragraph (5.2) shall be reduced to six (6) months.

5.3      EMPLOYEE INITIATED TERMINATION AS A RESULT OF A CHANGE IN CONTROL:
Subject to the qualifications of Paragraphs 5.5 and 5.6 below, if the Employee terminates this Agreement pursuant to the provisions of Paragraph 4.7 above, he shall be entitled to severance benefits for a period of six (6) months.


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5.4      TERMINATION DUE TO DISABILITY: Subject to the qualifications of
Paragraphs 5.5 and 5.6 below, if the Company terminates this Agreement because the Employee has become disabled, as set forth in Paragraph 4.3 above, the Employee shall be entitled to severance compensation and benefits for a period of six (6) months, subject to the following limitation. The Employee will be obligated to seek whatever benefits are available under the Company's or the state's disability plans. Assuming the Employee qualifies for benefit payments under such plans, his severance compensation will be reduced by the amount of the benefits he is receiving from such plans.

5.5 FORFEITURE OF SEVERANCE BENEFITS: Regardless of the reason why the employment relationship ends, if following termination, the Employee breaches his obligations to the Company pursuant to ARTICLES VI and VII below, the Company's obligations to provide the Employee severance compensation and benefits shall cease immediately.

5.6 RELEASE OF CLAIMS: If the Employee wishes to qualify for the severance compensation and benefits set forth in this ARTICLE (and as described in Paragraphs 5.2 - 5.4), the Employee must execute a general release of all claims. The general release will be prepared by counsel for the Company and will relate to all potential claims preceding the execution of the general release. The general release will comply with all statutory requirements governing releases. Unless a general release is executed by the Employee, he shall not be eligible for severance compensation and benefits.


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5.7      TERMINATION FOR CAUSE: If the Company terminates this Agreement for cause, the Employee shall not be entitled to receive any severance compensation and benefits.

5.8 TERMINATION BY EMPLOYEE: If the Employee elects to terminate this Agreement for any reasons other than those set forth above in Paragraph 4.7, the Employee shall not be entitled to receive any severance compensation and benefits.

5.9 NON-MONETARY BENEFITS: If the Company is obligated to provide severance benefits pursuant to this Agreement, the Company, in its sole discretion, shall provide the Employee a monetary benefit on a monthly basis that will enable the Employee to obtain independently an equivalent benefit to that provided by the Company's plan, for the period the Employee is eligible for severance benefits. The Company's obligation pursuant to this Paragraph, however, shall cease if and when the Employee obtains alternative employment and receives a comparable benefit from his subsequent employer, or when the benefit period set forth in this Agreement ends, whichever occurs sooner. The Employee agrees that he will notify the Company within seven (7) days of receiving comparable benefits from another employer and that if he fails to do so, he will be obligated to refund the value of any benefits provided by the Company corresponding to the period when the benefits overlapped.

5.10 SET OFF: Any payments or the reasonable value of the benefits received by the Employee during any Termination Period from the Company or any of its Associated Companies shall be deducted from the Severance Payment payable under this ARTICLE V.


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ARTICLE VI. CONFIDENTIAL INFORMATION

6.1 CONFIDENTIALITY: The Employee agrees with the Company, and (as separate obligations) with each of the Associated Companies to which Employee's duties relate, that Employee will (both during the continuance of the Agreement and after termination, without limit of time):

(a) not disclose, divulge or communicate to any person (save to those officials of the Company or Associated Companies whose proper province it is to know the same or with the written consent of the Board or if ordered so to do by a court of a competent jurisdiction) any secret, private or confidential information whatsoever of the Company or Associated Companies or of any customer or client of the Company or Associated Companies including without limitation their operations, finance, business, products, processes, techniques, know-how, customers, clients, plans or other affairs whatsoever which is acquired by the Employee in the course of his employment with the Company or Associated Companies (whether or not under this Agreement) or which would not have been acquired but for such employment;

(b) do everything reasonably within Employee's power to keep such information secret and confidential and to avoid disclosure to persons not entitled to the same;

(c) not use any such information for Employee's own benefit or for the benefit of any person or persons or in a manner which would or might be detrimental to the Company or Associated Companies;


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(d)      sign such confidentiality agreements in favor of the Company or
Associated Companies or any other person as the Company may reasonably request and will observe all such agreements and all other restrictions and obligations upon or of the Company or Associated Companies known to Employee for the time being in relation to any confidential material received from any third party.

ARTICLE VII. NON-COMPETITION AND NON-SOLICITATION

7.1 NON-COMPETITION: Employee agrees that during the term of this Agreement and for a period of one year following termination of employment for any reason, Employee will not directly or indirectly, alone or as a partner, officer, director, shareholder or employee of any other firm or entity, engage in any commercial activity in the U.S. in competition with any part of the Company's business as conducted during the term of this Agreement or as of the date of such termination of employment or with any part of the Company's contemplated business with respect to which Employee has private, secret, or Confidential Information as governed by ARTICLE VII. For purposes of this clause, "shareholder" shall not include beneficial ownership of less than five percent (5%) of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose stock is traded on an acknowledged stock exchange.

7.2 NON-SOLICITATION OF EMPLOYEES: Employee recognizes that the Company's workforce constitutes an important and vital aspect of its business on a world-wide basis. Employee agrees that for a period of two (2) years following the termination of this Agreement for any reason whatsoever, Employee shall not solicit, or assist anyone else in the solicitation of, any of the Company's then-current employees to terminate


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their employment with the Company and to become employed by any business enterprise with which the Employee may then be associated, affiliated or connected.

7.3 NON-SOLICITATION OF CLIENTS: For one (1) year following termination of employment, Employee shall not use his knowledge of the business requirements of, or canvas, or by any other means seek or solicit business or orders from any person or entity who is or has been at any time during the twelve (12) months preceding the Employee's termination, a client or customer of the Company or Associated Companies, for competing products.

7.4 POST-EMPLOYMENT OBLIGATIONS: Following termination, the Employee will not directly or indirectly:

(i) represent himself or permit himself to be represented as being connected with or successor to the Company or Associated Companies or their respective businesses or as acting on behalf of any of them;

(ii) represent, promote, advertise or refer to his previous connection with the Company or Associated Companies in such a way as to seek to utilize any goodwill of any of the Companies; this provision will not preclude the Employee from referring to his previous connection with the Companies on any CURRICULUM VITAE or application of employment;

(iii) carry on, cause or permit to be carried on any business under or using any name, style, logo or image which is, has been or might be used by the Company or Associated


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Companies which is calculated to cause confusion with such a name, style, logo or image or infer a connection with any of the Companies.

7.5 CONSIDERATION: The Employee expressly agrees that there is good and sufficient consideration for the promises set forth in this Agreement.

ARTICLE VIII. INTELLECTUAL PROPERTY.

8.1 ACKNOWLEDGMENT: The Employee acknowledges that his duties include the making of inventions, discoveries, and improvements and Employee accordingly hereby acknowledges and agrees that all rights of any kind in respect of every invention, discovery, creation or improvement of any product, process, formula, know-how technique, expertise, method, design or similar matter or in respect of any works of authorship, writings, drawings, computer programs, or similar tangible or non-tangible manifestation of knowledge of any kind which relate to or concern the business of the Company or Associated Companies in any way made or conceived by him alone or jointly during the term of this Agreement whether or not made during the course of his employment hereunder shall belong to the Company. Employee will retain the right of ownership to any books and/or lectures related to international business strategy and personal motivation which are created on Employee's own time and expense.

8.2 ASSIGNMENT: The Employee hereby assigns to the Company all (if any) interest which he may from time to time have in such rights and agrees that the Company shall be exclusively entitled to apply for patents or any other protection whatsoever therefore, except those outlined in ARTICLE 8.1.


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8.3      DISCLOSURE: The Employee shall disclose to the Company in writing any matter before referred to as soon as Employee is able together with all information concerning the same which the Company may request or which may be relevant and Employee hereby irrevocably appoints the Company as Employee's attorney to act for Employee and in Employee's name in the preparation and execution of any necessary documents and to prosecute any application in connection with matters covered by this clause including power for the Company and persons nominated by it to designate any other person to act as attorney in such respects.

8.4 FURTHER ASSURANCE: Notwithstanding such power of attorney, the Employee shall at the expense of the Company do, execute and sign all such things, deeds, and documents as the Company may consider desirable in connection with any such works of authorship, invention, discovery, creation or improvement of any kind.

8.5 NOTICE: Minnesota law exempts from this Agreement "an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the Employee's own time, and (1) which does not relate (a) directly to the business of the employer or
(b) to the employer's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the Employee for the employer."

ARTICLE IX. GENERAL PROVISIONS.

9.1 SUCCESSORS AND ASSIGNS: This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and to the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9.2 COLLECTIVE AGREEMENTS: No collective agreements apply to the Employee's employment

9.3 REASONABLENESS OF RESTRICTIVE COVENANTS: Employee and the Company hereby stipulate that the prohibitions contained in ARTICLES VI, VII AND VIII of this Agreement are reasonable, and each specifically waives any objection to the reasonableness of said prohibitions.

9.4 SPECIFIC PERFORMANCE AND INJUNCTIVE RELIEF: In addition to any other relief afforded by law, the Company shall have the right to enforce the provisions of ARTICLES VI and VII of this Agreement by specific performance and by injunctive relief against Employee and any other persons concerned thereby. Damages, specific performance and injunctive relief shall not be considered as alternative remedies. If the Company is successful in any action for enforcement of any provisions of said ARTICLES, the costs and damages incurred by the Company related thereto, including reasonable attorneys' fees and expenses, shall be paid by Employee.

9.5 OFFSETS: Any amount payable to Employee pursuant to this Agreement may be reduced for purposes of offsetting, either directly or indirectly, any indebtedness or liability of Employee to the Company.

9.6 NOTICES: Any notice hereunder shall be in writing and shall be properly served on the Employee if served upon him personally or if left at or sent by certified mail addressed to him at his address stated above or to any other address known to the Company as then being his residence, and on the Company if sent by certified mail to its registered office.

9.7 PREVIOUS AGREEMENTS: This Agreement operates as from the date of execution by the Employee and Company (whichever is later, if the dates are different) in substitution for and to the exclusion of any Employment Agreement previously in force between the Company and/or Associated Companies, and Employee.

9.8 WITHHOLDING: To the extent required by any applicable law, including, without limitation, any federal or state income tax or excise tax law or laws, the Federal Unemployment Tax Act or any comparable federal, state or local laws, the Company retains the right to withhold such portion of any amount or amounts payable to Employee under this Agreement as the Company (on the written advice of outside counsel) deems necessary.

9.9 CAPTIONS: The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

9.10 GOVERNING LAW: The validity, interpretation, construction, performance, enforcement, and remedies of or relating to this Agreement, and the rights and obligations of the parties hereunder, shall be governed by the substantive laws of the

International Court of Hague, each of the parties hereby consenting to the exclusive jurisdiction of said courts for this purpose.

9.11 CONSTRUCTION: Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.12 WAIVERS: No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any right or remedy granted hereby or by any related document or by law.

9.13 MODIFICATION: This Agreement may not be modified or amended except by written instrument signed by the parties hereto.

9.14 ENTIRE AGREEMENT: This Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon.

9.15 COUNTERPARTS: This agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one (1) and the same instrument.

9.16 SURVIVAL: The parties expressly acknowledge and agree that the provisions of this Agreement which by their express or implied terms extend beyond the termination of employment hereunder, or beyond the termination of this Agreement (including the provisions of ARTICLES VI, VII AND VIII) shall continue in full force and effect notwithstanding termination of Employee's employment hereunder or the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be duly executed and delivered as of the date below.

EMPLOYEE                                 COMPANY
--------                                 -------

                                                   ADAYTUM INC,

                                                   a Delaware Corporation

/s/ Neal Bastick                                   By Julie M. Buske
--------------------------                           ---------------

Neal Bastick                             Title V.P. Human Resources
                                              -------------------------------

Address:                                           Address:
Schepenenstraat 23                                 Suite 400
4902 BZ Oosterhout                                 2051 Killebrew Drive
The Netherlands                                    Minneapolis, Minnesota 55425

Dated 1 August 2000                                Dated Aug. 2, 2000
      -------------                                      ------------

                                    EXHIBIT A

                                      BONUS

NEAL BASTICK, SENIOR MANAGING DIRECTOR, INTERNATIONAL

Annual Bonus Opportunity:    NLG 242,030*

Quarterly Bonus Opportunity: NLG 60,508

Quarterly Objectives:        To be defined the beginning of each fiscal quarter.

*Bonus will be paid if employee meets the objectives outlined at the beginning of each fiscal Quarter.


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